EXHIBIT 4
                              EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement") made as of the 13th day of August, 1997 between UNIFORCE SERVICES, INC., a New York corporation hereinafter called the "Employer," and John Fanning, hereinafter called the "Employee", who resides at the address set forth under his signature hereto.

         WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Employer has entered into an Agreement and Plan of Merger (the "Merger Agreement") with COMFORCE CORPORATION, a Delaware corporation ("Parent"), and COMFORCE COLUMBUS, INC., a New York corporation ("Subsidiary"), wherein Subsidiary is to acquire the Employer; and

         WHEREAS, Employer has employed Employee as its Chairman and President under the terms of an Amended and Restated Employment Agreement dated as of January 26, 1984 (the "Existing Agreement"), as amended by letter agreements dated May 10, 1984, January 5, 1989, January 10, 1992, March 15, 1994, April 26,
1994, November 26, 1996 and January 1, 1997; and

         WHEREAS, among other things, Parent and Subsidiary have conditioned their execution and delivery of the Merger Agreement upon the execution and delivery of this Agreement;

         WHEREAS, Employer and Employee wish to enter into this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, and it is hereby agreed as follows:

         1. The Employee is hereby engaged to work as President of the [Columbus] Financial Services Division of Employer or in such other executive capacity as is from time to time designated by the Board of Directors of Employer from time to time. In connection with the Employee's employment by the Employer, the Employee shall be based at the offices of the Employer located in or about Boca Raton, Florida, it being understood that Employee shall travel to and spend time at other offices of Employer as reasonably required by Employer.

         2. The effective date of this Agreement (the "Effective Date") shall be the date on which Parent, directly or indirectly, has acquired at least 51% of the issued and outstanding stock of Employer, and Employee's employment hereunder shall continue for a period of one (1) year thereafter unless and until terminated as hereinafter provided (the "Initial Term"). After the Initial Term, Employee's employment hereunder shall continue on a year-to-year basis unless and until terminated as hereinafter provided. This Agreement shall be null and void and of no further force or effect in the event the Merger
Agreement is terminated in accordance with its terms unless prior to such termination Subsidiary or another subsidiary of Parent has acquired at least 51% of the issued and outstanding stock of Employee.

         3.       The Employer agrees as follows:


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                  (a) To employ Employee as described in Section 1 hereof.

                  (b) To pay the Employee a base salary (the "Base Salary") at the rate of One Hundred Fifty Thousand Dollars ($150,000.00) per year payable in accordance with the Employer's pay schedule practices generally in effect for its executive employees.

                  (c) To pay the Employee supplemental pay (the "Supplemental Pay") at the rate of One Hundred Thirty-Four Thousand Five Hundred Dollars ($134,500.00) per year payable in accordance with the Employer's pay schedule practices generally in effect for its executive employees.

                  (d) That the Employee shall receive such other incidental benefits of employment, such as insurance, pension plan participation, and vacation, as are provided generally to the Employer's other executive officers and will be eligible in the sole discretion of the Employer's Board for discretionary bonuses.

                  (e) To reimburse the Employee for business expenses incurred in connection with conducting and promoting the business and affairs of the Employer, subject to reasonable limitations and restrictions set by the Employer from time to time. Submission of business expenses for reimbursement must conform to the Internal Revenue Code.

                  (f) To pay to Employee incentive compensation payable with respect to the period through the Effective Date under the Existing Agreement, as amended, and the $25,000 bonus described in Section 6.13 of the Disclosure Schedule (as defined in the Merger Agreement) to the extent such compensation and bonus have not been previously paid.

         4.       The Employee agrees as follows:

                  (a) To devote Employee's full business time and entire business skill, labor and attention to said employment, that Employee will not engage in any other business during working hours without the prior written consent of Employer and that Employee will promptly and faithfully do and perform all services pertaining to said position that are or may hereafter be reasonably required of Employee by the Employer consistent with Employee's officership and with the provisions hereof during the term hereof.

                  (b) That any inventions, discoveries, improvements, or works which are conceived, first reduced to practice, made, developed, suggested by, or created in anticipation of, in the course of or as a result of work done by Employee under this agreement or during his prior employment with Employer shall become the absolute property of the Employer, and the Employee further agrees that all such inventions, discoveries, improvements, creations, or works, and all letters patent or copyrights that may be obtained therefor, shall be the property of the Employer, and the Employee agrees that he will promptly execute any and all applications, assignments or other instruments which the Employer shall deem necessary or useful to vest said patents or copyrights in the Employer without any other or additional consideration to the Employee than herein expressed, other than reimbursement of out-of-pocket expenses incurred in connection therewith.

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                  (c) To the extent  permitted by applicable  law,  Employer may set-off against any wages or other compensation due the Employee, any amounts owed by the Employee to the Employer including, but not limited to, money due to the Employer because of salary or bonus advances, excess payments, or damage to or loss of the Employer's physical or intellectual property due to Employee's violation of the terms hereof.

         5. (a) Employer and Employee shall have the right to terminate the employment of Employee as set forth in this paragraph 5.

                  (b) If Employee becomes disabled during the Initial Term because of sickness, physical or mental disability, or any other reason so that Employee is unable to perform Employee's duties hereunder, Employer agrees to continue Employee's salary during such disability for a period of up to ninety
(90) continuous days. These benefits may be provided in whole or in part by a policy of disability insurance. Immediately following such period, if Employee continues to be unable to perform Employee's duties hereunder, Employee's employment shall be terminated and Employee shall thereafter receive only such amounts as are earned (including, without limitation, any accrued and earned or otherwise due but unpaid bonus or incentive compensation) or otherwise due to him under this Agreement to the date of such termination, and no further consideration or compensation shall be owed by Employer to Employee hereunder.

                  (c) The employment of Employee shall automatically terminate upon the death of the Employee. Upon such termination, Employee's estate shall receive only such amounts as are earned (including, without limitation, any accrued and earned or otherwise due but unpaid bonus or incentive compensation) or otherwise due to Employee under this Agreement to the date of Employee's death, and thereafter no further consideration or compensation shall be owed by Employer to Employee or to Employee's estate.

                  (d) The Employer may immediately terminate Employee's employment under this Agreement during the Initial Term by giving Employee written notice of such termination upon the occurrence of any of the following events (termination for any such reason being referred to herein as termination for "Cause"): (i) repeated failure or refusal of Employee to implement or follow the reasonable written policies or written directions of the Employer provided that Employer shall have notified Employee in writing a reasonable period of time prior to the termination of such willful failure or refusal and further provided that Employee's failure or refusal is not based upon Employee's belief, in good faith, as expressed to Employer in writing, that the implementation thereof would be unlawful; (ii) intentional wrongful conduct by Employee which results or which the Board of Directors of Employer reasonably concludes could reasonably be expected to result in a material adverse effect (financial or otherwise) to the business of Employer including without limitation any matters described in clause (iii) below, whether or not a conviction is obtained therefor; (iii) conviction of the Employee of a crime involving disloyalty, dishonesty, embezzlement, fraud or the like; (iv) misappropriation of the Employer's funds or misuse of the Employer's assets by the Employee; or (v) material breach of this Employment Agreement by Employee. Upon termination

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for  Cause  as  defined  in  this  paragraph  5 or  as a  result  of  Employee's resignation for any reason whatsoever, Employee shall receive only such amounts as have been earned by or are otherwise due to him under this Agreement to the date of such termination, and thereafter no further consideration shall be owed by Employer to Employee.

                  (e) The Employer may terminate Employee's employment under this Agreement without Cause by giving Employee written notice of termination. In such case, Employer's sole obligation to Employee shall be to pay Employee any amounts earned or otherwise due (including, without limitation, any earned but unpaid bonuses or incentive compensation) to Employee under this Agreement to the date of such termination plus, if and only if the termination occurs during the Initial Term, a severance payment in an amount equal to the Base Salary and Supplemental Pay payable to Employee hereunder for the period of time from the date of termination until the end of the Initial Term, which amount shall be payable in equal installments over such period of time in accordance with the Employer's regular payroll practices for salaried executive employees. Employee shall not be entitled to any such severance payment in the event Employee's employment has terminated without Cause at any time after the end of the Initial Term.

         6. Employee confirms in their entirety the covenants and agreements of Employee set forth in the Noncompetition Agreement (the "Noncompetition Agreement") of even date herewith by and between Employer, Employee and Parent.

         7. The Employee recognizes and agrees that from time to time certain confidential information will be made available to the Employee by the Employer or by the Employer's clients or customer to assist the Employee in Employee's job and that Employee possesses such information by virtue of Employee's conduct and participation in the business of Employer prior to the date hereof. Employee recognizes and agrees that such confidential information possessed by Employee or which has been or will be compiled, created, and maintained by special effort and expense of the Employer or by the Employer's clients or customers and which is not generally available to the trade or the public at large is a trade secret of Employer and agrees that such information disclosed or known to the Employee remains at all times the property of the Employer and/or the Employer's Clients and further, the Employee agrees that such information shall not (except as required by law or court order) be divulged by the Employee either during Employee's employment or after termination for any reason whatsoever. The Employee shall upon such termination promptly upon request deliver to the Employer's designated representative all such confidential or proprietary information in his possession and any abstracts therefrom or information developed on the basis thereof. The foregoing shall not apply to any confidential information which has become available to the general public other than as a result of disclosure by Employee in violation of this Agreement.

         8. Employee further agrees not to utilize or make available any confidential knowledge or confidential information of Employer either directly or indirectly in connection with the establishment of an enterprise similar to that of the Employer or that will compete with Employer, or in connection with the solicitation, acceptance, or conduct of employment with any other person or entity.

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         9.       (a) Those  paragraphs  which by their  nature are  intended to survive termination of this Agreement, including without limitation paragraphs 4(b), 7 and 8, shall survive termination of this Agreement. In addition, all obligations of the Employer to make payments hereunder shall survive any termination of this Agreement on the terms set forth herein.

                  (b) It is understood and agreed by and between the parties hereto that the rights and privileges granted to Employer by Employee under paragraphs 4(b), 7 and 8 are of a special, unique and extraordinary character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Employee of any of the provisions contained in this Agreement will cause Employer great and irreparable injury and damage. Employee hereby expressly agrees that Employer shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by Employee. This provision shall not, however, be construed as a waiver of any of the rights which Employer may have for damages or otherwise.

         10. (a) This Agreement supersedes all prior agreements between the parties regarding the subject matter hereof (other than the obligation to pay incentive compensation payable with respect to the period through the Effective Date under the Existing Agreement, as amended) , and this Agreement constitutes and express the entire agreement of the parties hereto in reference to the employment of the Employee by the Employer and in reference to any of the matters or things herein provided for or hereinbefore discussed or mentioned in reference to such employment, all promises, representations, and understandings relative thereto being herein merged. It is a condition precedent to the obligations of the parties hereto that the Effective Date shall have occurred.

                  (b) No oral arrangements have been made between the parties hereto. This agreement may be amended only by a writing signed by both parties.

         11. The Employee represents and warrants that at the time of the signing of this agreement, Employee knows of no written or oral contract to which he is a party which would inhibit or prohibit the employment herein provided for and that the Employee will not knowingly utilize any trade secret, company confidential information, or other intellectual property right of another party in the performance of the Employee's duties hereunder.

         12. The rights and obligations of the Employee and the Employer under this agreement shall inure to the benefit of and shall be binding upon their successors and assigns. The Employee may not assign Employee's obligations under this agreement.

         13. This Agreement shall be construed in accordance with the laws of the State of New York.


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         14.      In  construing  this  Agreement,  feminine  pronouns  shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and vice versa in any place the context so requires.

         15. All notices shall be deemed to have been given or served only if in writing, and shall be personally delivered (and shall be deemed given when delivered if personally delivered) or sent by U.S. certified mail, postage pre-paid, return receipt requested (and shall be deemed given five (5) days after mailing if sent by certified mail), or by Federal Express or other private express delivery or courier service (and shall be deemed given on the scheduled delivery date if sent by courier), if to Employer at 2001 Marcus Avenue, Lake Success, New York 11042, Attn: Chief Executive Officer, or at such other address as Employer may direct, and if to Employee, at the address set forth under Employee's signature or at such other address as Employee may direct.

         16. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument

         17. Any dispute, controversy or claim arising out of or relating to this Agreement or to any breach or alleged breach hereof shall, upon the request of the Employer or the Employee, unless and to the extent an injunction or other equitable relief is requested, be submitted to and settled by arbitration in the City of New York, New York pursuant to the rules then in effect of the American Arbitration Association (or at any other place or under any other form of arbitration mutually acceptable to the Employer and the Employee). Disputes shall be arbitrated in accordance with the American
Arbitration Association's rules. Any award rendered shall be final and conclusive upon the parties, and a judgment may be entered in the highest court, state or federal, having jurisdiction. The expenses of arbitration shall be paid as directed by the arbitrator.

         18. Employee hereby agrees to hold confidential and not disclose to any person the terms of this Agreement (other than the terms of paragraphs 7 and 8, terms disclosed publicly other than by Employee or as required by law) without the express written consent of the Employer. Employee acknowledges that Employer does not intend to permit any such disclosure except to the extent the same may be necessary to comply with any reporting obligations imposed by governmental authority, generally accepted accounting procedures or otherwise by law.



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                  IN WITNESS WHEREOF,  the parties have signed this Agreement on the date first above written.

                                         UNIFORCE SERVICES, INC.


                                         By:    /s/ Rosemary Maniscalco
                                                ------------------------
                                         Title: Executive Vice President
                                                ------------------------


                                          /s/ John Fanning
                                         ------------------------------------
                                         John Fanning

                                         Address:
                                         3505 S. Ocean Blvd.
                                         Highland Beach, FL  33437